Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the incorporation by reference in this Registration Statement of DWS Institutional Funds on Form N-1A ("Registration Statement") of our report dated January 9, 2006 relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Report to Shareholders of the DWS International Equity Fund (formerly Scudder International Equity Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Counsel and Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 27, 2006